Exhibit 16.1

February 28, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 9, “Changes in and disagreements with accountants on accounting and financial disclosure - Previous Independent Accountants” of Form 10-K dated February 28, 2019, of BP Midstream Partners LP and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 9 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP